Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Operating Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES ANNOUNCES $25.0 MILLION STOCK REPURCHASE PLAN

CHATTANOOGA, Tenn. (November 4, 2026) – CBL Properties (NYSE:CBL) today announced that its Board of Directors authorized a new stock repurchase program for the Company to buy up to $25.0 million of its common stock.

“We believe our shares are undervalued relative to the quality of our portfolio and the cash flow it produces, making this new $25.0 million repurchase program an attractive capital allocation opportunity,” said Stephen D. Lebovitz, CBL’s Chief Executive Officer. “Our focus remains on deploying capital to maximize long-term shareholder value. With a stronger balance sheet, no major debt maturities until 2028, and a cash balance of over $366.0 million, we are well positioned to buy back shares while exploring additional opportunities to create value for shareholders.”

Repurchase Program

The Company plans to repurchase shares from time to time on the open market, in privately negotiated transactions or otherwise, depending on market prices and other conditions and all in compliance with the rules of the United States Securities and Exchange Commission and other applicable legal requirements.

The size and timing of any purchases will depend on a number of factors, including share price, general business and market conditions, and other factors. The repurchase program does not obligate the Company to acquire any particular amount of shares, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion. Purchases may be made through the program by December 31, 2027.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 85 properties totaling 54.8 million square feet across 23 states, including 54 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 20 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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